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                        AGREEMENT AND PLAN OF REORGANIZATION

                           among Mattson Technology, Inc.

                        Concept Acquisition Corporation and

                            Concept Systems Design, Inc.


                                   July 10, 1998

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                        AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into this 10th day of July 1998, by and among Mattson Technology, Inc., a Delaware corporation ("Mattson"), Concept Acquisition Corporation, a California corporation and wholly-owned subsidiary of Mattson ("Sub"), and Concept Systems Design, Inc., a California Corporation ("Concept").

                                       RECITALS

     A. The parties intend that, subject to the terms and conditions hereinafter set forth, Sub shall be merged with and into Concept, with Concept the surviving corporation (the "Merger"), pursuant to the Agreement of Merger substantially in the form attached hereto as EXHIBIT ERROR! REFERENCE SOURCE NOT FOUND. (the "Agreement of Merger") and the applicable provisions of the laws of the State of California. Upon the Merger, the shareholders of Concept (the "Concept Shareholders") shall be entitled to receive shares of Mattson common stock, $0.001 par value, at the exchange ratio set forth herein.

     B. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

                                      AGREEMENT

     NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, the parties agree as follows:

     1.   DEFINITIONS.

          1.1 "Affiliate" shall have the meaning set forth in the rules and regulations promulgated by the Commission pursuant to the Securities Act.

          1.2  "Closing" and "Closing Date" shall have the meanings set forth in
Section 2.4.

          1.3  "Code" shall mean the Internal Revenue Code of 1986, as amended.

          1.4  "Commission" shall mean the Securities and Exchange Commission.

          1.5 "Concept Common Stock" shall mean shares of Concept common stock, no par value, issued and outstanding at the Effective Time.

          1.6 "Concept Option" shall mean an option to purchase Concept Common Stock prior to Closing.

          1.7 "Concept Optionee" shall refer to holders of options to purchase Concept Common Stock prior to the Closing.

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          1.8  "Concept Preferred Stock" shall mean shares of Concept preferred stock, no par value, issued and outstanding prior to the Closing Date.

          1.9 "Concept Shares" shall mean the shares of Concept Common Stock issued and outstanding at the Effective Time.

          1.10 "Confidential Information" shall mean that information of a party ("Disclosing Party") which is disclosed to another party ("Receiving Party") pursuant to this Agreement, in written form and marked "Confidential." If Confidential Information is initially disclosed orally, the Disclosing Party shall send a written summary of such information to the Receiving Party within fifteen (15) days of disclosure and mark such summary "Confidential." Confidential Information shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans and business information.

          1.11 "Contaminant" shall mean, without limitation, any pollutants, residues, infectious materials, flammable, dangerous, toxic or hazardous substances, hazardous materials or waste of any description whatsoever, except for non-hazardous waste of the kind generated in the normal course of operations, including any of the foregoing as defined in or regulated under any Environmental Law, including but not limited to polychlorinated biphenyls, asbestos or asbestos containing materials, petroleum and petroleum containing materials.

          1.12 "Damages" shall include any loss, damage, injury, decline in value, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature, net of insurance recovery or reimbursement or tax benefits realized.

          1.13 "Dissenting Shares" shall mean any Concept Shares held by persons who have not voted such shares for approval of the Merger and with respect to which such persons have become entitled to exercise dissenter's rights in accordance with Chapter 13 of the California Corporations Code.

          1.14 "Effective Time" shall mean the time the Merger becomes effective as defined in Section 2.5.

          1.15 "Entity" shall mean corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

          1.16 "Environmental Activity" shall mean, without limitation, any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, recycling, stabilization, disposition, handling or transportation or its affirmative or accidental release into the natural environment including movement through or in the air, soil, subsoil, surface water or groundwater or any other activity, event or circumstance

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which is subject to any of the Environmental Laws including but not limited to noise, vibration, odor or similar nuisance.

          1.17 "Exchange Ratio" shall mean that for each outstanding share of Concept Common Stock, such share will be converted into the right to receive 1/3 of a share of Mattson Common Stock.

          1.18 "Environmental Laws" shall mean laws relating to the environment or any Environmental Activity.

          1.19 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

          1.20 "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court or other tribunal).

          1.21 "Indemnification Period" shall mean the period commencing on the Closing Date and ending at the close of business on the one year anniversary of the Closing Date.

          1.22 "Legal Proceeding" shall mean any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Body or any arbitrator or arbitration panel.

          1.23 "Material" when capitalized and used in reference to the business, products or financial situation of Concept shall be construed, except as specifically provided, to qualify the matter referred to herein to matters with a value in excess of $50,000. For example, a "Material adverse effect" would be an adverse effect resulting in costs or expenses in excess of $50,000. When the word "material" is not capitalized it shall mean material with respect to the matter referenced. For example, a reference to a material breach of a particular agreement would mean a breach that is material with respect to the particular contract (and not necessarily with respect to the overall business of Concept or Mattson).

          1.24 "Mattson Shares" shall mean the aggregate number of shares of Mattson common stock, $0.001 par value, equal to one-third of the Concept Shares.

          1.25 "Merger" shall mean the merger of Sub with and into Concept, on the terms and conditions described herein.

          1.26 "Person" shall mean any individual, Entity or Governmental Body.

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          1.27 "Proprietary Asset" shall mean:  (a) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; and (b) any right to use or exploit any of the foregoing including rights granted by third parties under license agreements.

          1.28 "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants and advisors.

          1.29 "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

          1.30 "Tax" or "Taxes" shall mean all U.S. federal, territorial, state, municipal, local or other taxes, including without limitation income capital, sales and use taxes, value added and goods and services taxes, excise taxes, transfer and stamp taxes, custom duties and franchise taxes, real and personal property taxes and payroll taxes (including tax withholdings, employer health taxes, workers' compensation assessments and ERISA plans and unemployment insurance premiums, contributions and remittances and the U.S. equivalents thereof), and penalties, interest and surcharges in respect of any of the foregoing and all words derived from or including the word "Tax," such as "Taxing" and "Taxation" shall bear a corresponding meaning.

          1.31 "Transaction Documents" shall mean all documents or agreements required to be delivered by any party hereunder including the Agreement of Merger.

     2.   PLAN OF REORGANIZATION.

          2.1 THE MERGER. Subject to the terms and conditions of this Agreement, Sub shall be merged with and into Concept in accordance with the applicable provisions of the laws of the State of California and with the terms and conditions of this Agreement so that:

               (a) At the Effective Time, Sub shall be merged with and into Concept. As a result of the Merger, the separate corporate existence of Sub shall cease and Concept shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of Sub in accordance with the laws of the State of California.

               (b) The Articles of Incorporation and the Bylaws of Sub in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws, respectively, of the Surviving Corporation after the Effective Time unless and until further amended as provided by law.

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               (c)  The directors and officers of Sub immediately prior to the
Effective Time shall be the directors and officers of the Surviving Corporation after the Effective Time. Such directors and officers shall hold their position until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of Surviving Corporation.

          2.2  CANCELLATION OF SHARES AND DELIVERY OF CONSIDERATION.

               (a) At the Effective Time, each share of Concept capital stock, if any, that is owned directly or indirectly by Concept shall be canceled and no cash or other consideration shall be delivered in exchange therefor.

               (b) At the Effective Time, each Concept Share (other than shares owned directly or indirectly by Concept) shall, by virtue of the Merger, and without further action on the part of any holder thereof, be converted and exchanged into one-third of a share of Mattson common stock. Notwithstanding the foregoing, 100,000 shares from the Mattson Shares otherwise issuable to the Concept Shareholders pursuant to the terms of this Section 2.2(b) (the "Revenue Contingent Share Pool") shall not be issuable initially and shall only be issued if Concept achieves aggregate net revenues of $16,667,000 based upon generally accepted accounting principals (the "Concept Revenue Milestone") during the first twenty-four (24) full calendar months following the Closing (the "Measurement Period").

               (c) At the Effective Time, each share of capital stock of Sub outstanding immediately prior to the Merger shall, by virtue of the Merger, and without further action on the part of any holder thereof, continue to be issued and shall be converted into one share of Concept common stock outstanding after the Merger.

               (d) At the Effective Time, a pool equal to 50% of the number of Mattson Shares will be available to be issued as further consideration (the "Additional Share Pool"). The Additional Share Pool shall be made available to the Concept Shareholders if and only if (i) the Concept Revenue Milestone has been met by Concept during the Measurement Period and (ii) if for any consecutive ten (10) day trading period during the Measurement Period, the closing price of Mattson Common Stock (as reported by the Wall Street Journal) does not equal or exceed $12 per share (as adjusted by stock splits, stock dividends and the like) (the "Mattson Share Price Threshold"). If, for any consecutive ten (10) day trading period during the Measurement Period, the Mattson Share Price Threshold is met, the Concept Shareholders shall receive no additional shares from the Additional Share Pool. If, during the Measurement Period the Concept Revenue Milestone is met and the Mattson Share Price Threshold is not satisfied, then at the end of such period, the Concept Shareholders shall be issued additional shares from the Additional Share Pool calculated as follows: (i) the highest closing price at or above which Mattson Common Stock closed for any consecutive ten trading days during the Measurement Period shall be used (the "Measurement Price"); (ii) the Concept Shareholders shall be issued additional shares from the Additional Share Pool with a total value (the "Target Additional Value") calculated as (X) $12 less the Measurement Price, multiplied by (Y) the Mattson Shares; and (iii) the number of shares issuable shall be calculated as the Target Additional Value divided by the Measurement Price, but shall in no event be in excess of the Additional Share Pool. Thus,

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for example, if the number of Mattson Shares were 900,000 and the number of shares in the Additional Share Pool were 450,000 and the Measurement Price were $10, the maximum number of additional shares to be issued to the Concept Shareholders from the Additional Share Pool would be 180,000 ($12.00 - $10.00 = $2.00 x 900,000 = $1,800,000 DIVIDED BY $10 = 180,000 shares).

               (e) At the Effective Time, Concept's 1994 Long-Term Stock Incentive Stock Option Plan (the "Concept Stock Option Plan") shall be canceled and all options to purchase Concept Common Stock then outstanding under the Concept Stock Option Plan shall be exchanged or provided for in accordance with
Section 6.6 of this Agreement.

               (f) The Exchange Ratio shall be adjusted to reflect the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Mattson Common Stock or Concept Common Stock or Concept Preferred Stock), reorganization, recapitalization or other like change with respect to Mattson Common Stock or Concept Common Stock or Concept Preferred Stock occurring after the date hereof and prior to the Effective Time.

               (g) No fraction of a share of Mattson Common Stock shall be issued, but in lieu thereof each holder of Concept Shares who would otherwise be entitled to a fraction of a share of Mattson Common Stock (after aggregating all fractional shares of Mattson Common Stock to be received by such holder) shall receive from Mattson an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Mattson Common Stock for the five most recent days that Mattson Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

               (h) Any Dissenting Shares shall not be converted into Mattson Common Stock but shall instead be converted into the right to Dissenting Shares pursuant to the California Corporations Code. Concept agrees that, except with the prior written consent of Mattson, or as required under the California Corporations Code, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares (a "Dissenting Shareholder") who, pursuant to the provisions of the California Corporations Code, becomes entitled to payment for Concept Shares shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Mattson shall issue and deliver, upon surrender by such shareholder of certificate or certificates representing Concept Shares, the number of shares of Mattson Common Stock to which such shareholder would otherwise be entitled under this Section 2.2 less the number of shares of Mattson Common Stock allocable to such shareholder that have been deposited in the Indemnity Escrow.

          2.3  EXCHANGE PROCEDURES.

               (a)  Prior to the Closing Date, Mattson shall appoint
IBJ Schroder Bank & Trust Company or such other third party as shall be reasonably satisfactory to Concept to act as exchange agent (the "Exchange Agent") in the Merger.

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               (b)  Mattson shall make available to the Exchange Agent for exchange in accordance with this Section 2.2 the Mattson Shares in exchange for all of the Concept Shares.

               (c) Within five business days of the Closing Date, the Exchange Agent or Mattson shall mail to each holder of record of certificate(s) or other documents which represent Concept Shares (the "Certificates"), to be exchanged pursuant to Section 2.2 hereof (i) a letter of transmittal (which shall specify that, with respect to the Certificates, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Mattson and the Exchange Agent shall reasonably agree) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for Mattson Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Mattson, together with such letter of transmittal, duly executed, the holder of such Certificates shall be entitled to receive in exchange therefor his pro rata allocation of the Mattson Shares as to which such holder is entitled pursuant to
Section 2.2 hereof. Certificates so surrendered pursuant to this Section 2.3 shall forthwith be canceled (if not otherwise canceled or terminated in accordance with their terms). In the event of a transfer of ownership of Concept Shares which is not registered on the transfer records of Concept, the appropriate number of Mattson Shares may be delivered to a transferee if the Certificate representing such transferred security is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent solely the right to receive upon such surrender that number of Mattson Shares (without interest and subject to applicable withholding, escheat and other laws) to which such holder is entitled.

               (d)  Notwithstanding anything to the contrary in this
Section 2.3, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of Concept Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (e) The Mattson Shares paid in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such Concept Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Concept Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in Section 2.2.

               (f) In the event any Certificates evidencing Concept Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such holders pro rata allocation of Mattson Shares, as may be required pursuant to Section 2.2; provided, however, that Mattson may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Mattson or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

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          2.4  THE CLOSING.  Subject to termination of this Agreement as provided in Section 12 below, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gray Cary
Ware & Freidenrich LLP at 10:00 a.m. local time as soon as practicable after the last of the conditions to closing set forth in Sections 9 and 10 either have been satisfied or waived, or such other place, time and date as Mattson and Concept may mutually select (the "Closing Date").

          2.5 EFFECTIVE TIME. Simultaneously with the Closing, the Agreement of Merger shall be filed in the office of the Secretary of State of the State of California. The Merger shall become effective immediately upon the filing of the Agreement of Merger with such office (the "Effective Time").

     3. REPRESENTATIONS AND WARRANTIES OF CONCEPT. Except as otherwise set forth in the "Concept Disclosure Schedule," referencing the appropriate section and paragraph numbers, to be provided to Mattson prior to the Closing Date, Concept represents and warrants to Mattson as set forth below. No fact or circumstance disclosed to Mattson by Concept shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the Concept Disclosure Schedule.

          3.1 ORGANIZATION. Concept is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has corporate power and authority to carry on its business as it is now being conducted and as it is proposed to be conducted. Concept is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary. The Concept Disclosure Schedule contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of Concept and a true and complete list of all jurisdictions in which Concept maintains any employees.
The Concept Disclosure Schedule contains a true and complete list of all jurisdictions in which Concept is duly qualified to transact business as a foreign corporation. True and complete copies of Concept's charter documents as in effect on the date hereof and as to be in effect immediately prior to the Closing, have been provided to Mattson or its Representatives.

          3.2  CAPITALIZATION.

               (a) The authorized capital stock of Concept as of the date of this Agreement consists of four hundred thousand (400,000) shares of Concept Preferred Stock and of ten million (10,000,000) shares of Concept Common Stock; and, as of the date of this Agreement, four hundred thousand (400,000) shares of Concept Preferred Stock and two million, two hundred fifty-seven thousand, four hundred forty-one (2,257,441) shares of Concept Common Stock are issued and outstanding and held of record by Concept Shareholders as set forth and identified in Section 3.2(a) of the Concept Disclosure Schedule.

               (b) Except as set forth in Section 3.2(b) of the Concept Disclosure Schedule, there are no outstanding options, warrants, rights, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of Concept other than as contemplated by this

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Agreement.  There are no voting trust, buy-sell or other similar agreements in place among the Concept Shareholders and Concept.

               (c) All of the outstanding securities of Concept have been duly authorized and are validly issued, fully paid and nonassessable. All securities of Concept were issued in compliance with applicable securities laws. None of Concept's outstanding securities were issued in consideration in whole or in part for any contribution, transfer, assignment or any proprietary rights.

          3.3 POWER, AUTHORITY AND VALIDITY. Concept has the corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of Concept, and no other corporate proceedings are necessary to authorize this Agreement or the other Transaction Documents. Concept is not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with its executing and carrying out this Agreement and the transactions contemplated hereunder and under the Transaction Documents. This Agreement is, and each of the other Transaction Documents to which Concept will be a party, when executed and delivered by Concept shall be, the valid and binding obligation of Concept enforceable in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          3.4  FINANCIAL STATEMENTS.

               (a) Attached hereto as Schedule 3.4(a) of the Concept Disclosure Schedule are the following: (i) Concept's audited consolidated balance sheet and consolidated statements of income, shareholder's equity and changes in financial condition for the fiscal years ended June 30, 1996 and 1997 and
(ii) Concept's consolidated unaudited balance sheet dated as of April 30, 1998 (the "Concept Balance Sheet") and consolidated statements of income, shareholders' equity and changes in financial position for the period then ended (the financial statements described in clauses (i) and (ii) collectively, the "Concept Financial Statements").

               (b) The Concept Financial Statements are complete and in accordance with the books and records of Concept and present fairly in all respects the financial position of Concept as of their historical dates. Except and to the extent reflected or reserved against in the Concept Balance Sheet, Concept does not have, as of the date of such balance sheet, any liabilities or obligations (absolute or contingent) of a nature required or customarily reflected in a balance sheet (or the notes thereto). The aggregate reserves, if any, reflected on the Concept Financial Statements are adequate in light of the contingencies with respect to which they are made. Concept makes no representation with respect to either so-called slow moving inventory or with respect to the value of components purchased for Concept's single wafer system presently in development, which value depends in part on Mattson's development plans after the Effective Date.

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               (c)  Concept does not have any debt, liability, or obligation of any nature, whether accrued, absolute or contingent that is not reflected or reserved against in the Concept Financial Statements, except that Concept has not established any reserves with respect to the costs and fees associated with this Agreement and the transactions contemplated hereby. All debts, liabilities, and obligations incurred after the date of the Concept Financial Statements, whether absolute or contingent, were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

          3.5  TAX MATTERS.

               (a) Concept has fully and timely, properly and accurately filed all Tax returns and reports required to be filed by it (the "Concept Returns"), including all federal, foreign, state and local returns and reports for all years and periods for which any such returns or reports were due. The Concept Returns and all other Tax returns and reports filed by Concept were prepared in the manner required by applicable law. Except for any goods and services income Tax due upon the filing of the Concept Returns, all income, sales, use, occupation, property or other Taxes or assessments due from Concept has been paid, and there are no pending assessments, asserted deficiencies or claims for additional Taxes that have not been paid. The reserves for Taxes, if any, reflected on the Concept Financial Statements are adequate and there are no Tax liens on any property or assets of Concept. There have been no audits or examinations of any Tax returns or reports by any applicable governmental agency. No state of facts exists or has existed which would constitute grounds for the assessment of any Material penalty or of any further Material Tax liability beyond that shown on the respective Tax reports or returns. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state or local income Tax return or report for any period.

               (b) All Taxes which Concept has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

               (c) Concept is not a party to any tax-sharing agreement or similar arrangement with any other party.

               (d) At no time has Concept been included in the federal consolidated income Tax return of any affiliated group of corporations.

               (e) No payment which Concept is obliged to pay to any director, officer, employee or independent contractor pursuant to the terms of an employment agreement, severance agreement or otherwise will constitute an excess parachute payment as defined in Section 280G of the Code.

               (f) Concept will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481(c) of the Code or any provision of the Tax laws of any jurisdiction requiring Tax adjustments as a result of a change in method of accounting implemented by Concept prior to the Closing Date for any Tax period (or portion thereof) ending on or before the Closing Date or

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pursuant to the provisions of any agreement entered into by Concept prior to the Closing Date with any taxing authority with regard to the Tax liability of Concept for any Tax period (or portion thereof) ending on or before the Closing Date.

               (g) Concept is not currently under any contractual obligation to pay to any Governmental Body any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

          3.6  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Section 3.6 of the Concept Disclosure Schedule, from May 31, 1998, to the date of this Agreement, Concept has not:

               (a) suffered any Material adverse change in its financial condition or in the operations of its business, nor any Material adverse change in its balance sheet, including but not limited to cash distributions or decreases in the net assets of Concept;

               (b) suffered any physical damage, destruction or loss, whether or not covered by insurance, in an aggregate amount in excess of Ten Thousand Dollars ($10,000);

               (c) granted or agreed to make any increase in the compensation payable or to become payable by Concept to its officers or employees, except those occurring in the ordinary course of business;

               (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of Concept or declared any direct or indirect redemption, retirement, purchase or other acquisition by Concept of such shares;

               (e) issued any shares of capital stock of Concept or any warrants, rights, options or entered into any commitment relating to the shares of Concept;

               (f) made any change in the accounting methods or practices it followed, whether for general financial or Tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

               (g) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than in the ordinary course of business;

               (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset except for equipment sales in the ordinary course of their business;

               (i) suffered any dispute involving any employee that could have a Material adverse effect on Concept;

               (j) engaged in any activity or entered into any commitment or transaction (including without limitation any borrowing or capital expenditure), in either case, other than in the ordinary course of business;

               (k)  incurred any liabilities, absolute or contingent except for
(i) liabilities identified as such in the "liabilities" column of the Concept Financial Statements; (ii) accounts payable or accrued salaries that have been incurred by Concept since December 31, 1997, in the ordinary course of business and consistent with Concept's past practices; and (iii) liabilities in
Section 3.6(k) of the Concept Disclosure Schedule;

               (l) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, other than any purchase money security interests incurred in the ordinary course of business;

               (m) made any capital expenditure or commitment for additions to property, plant or equipment, in the aggregate, in excess of Ten Thousand Dollars ($10,000);

               (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its Affiliates, officers, directors or shareholders or any Affiliate or associate of any of the foregoing;

               (o) made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed in the Concept Disclosure Schedule;

               (p) agreed to take any action described in this Section 3.6 or outside of its ordinary course of business or which would constitute a breach of any of the representations contained in this Agreement.

          3.7 TITLE AND RELATED MATTERS. Concept has good and marketable title to all the properties, interests in properties and assets, real and personal, reflected in the Concept Financial Statements or acquired after the date of the Concept Financial Statements (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Concept Financial Statements in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current Taxes not yet due and payable and except for liens which in the aggregate do not secure more than Ten Thousand Dollars ($10,000) in liabilities. Except as noted in Section 3.7 of the Concept Disclosure Schedule, the equipment of Concept used in the operation of its business is in good operating condition and repair, normal wear and tear excepted. All real or personal property leases to which Concept is a party are valid, binding, enforceable and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies. There is not under any of such leases any existing default by Concept or, any other event of default or event which, with notice or lapse of time or both, would constitute a default by any other party to such leases.
Section 3.7 of the Concept Disclosure Schedule contains a description of all real and personal property leased or owned by Concept, describing its interest in said property and with respect to real property a description of each parcel and a summary description of the buildings, structures and improvements thereon. True and correct copies of Concept's leases have been provided to Mattson or its Representatives.

          3.8  PROPRIETARY RIGHTS AND WARRANTY CLAIMS.

               (a) Section 3.8(a)(i) of the Disclosure Schedule sets forth, with respect to each Proprietary Asset owned or used by Concept (each a "Concept Proprietary Asset" and collectively, the "Concept Proprietary Assets") registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Concept Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Section 3.8(a)(ii) of the Concept Disclosure
Schedule identifies and provides a brief description of all other Concept Proprietary Assets. Section 3.8(a)(iii) of the Concept Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to Concept by any Person (except for any Proprietary Asset that is licensed to Concept under any third party software license generally available to the public at a cost of less than One Thousand Dollars ($1,000)), and identifies the license agreement under which such Proprietary Asset is being licensed to Concept. Except as set forth in Section 3.8(a)(iv) of the Concept Disclosure Schedule, Concept has good, valid and marketable title to all Concept Proprietary Assets identified in Sections 3.8(a)(i) and 3.8(a)(ii) of the Concept Disclosure Schedule, free and clear of all liens and other encumbrances and of all third party licensed technology, and has a valid right to use all Proprietary Assets identified in Section 3.8(a)(iii) of the Concept Disclosure Schedule. Except as set forth in Section 3.8(a)(v) of the Concept Disclosure Schedule, Concept is not obligated to make any payment to any Person for the use of any Proprietary Asset. Except as set forth in Section 3.8(a)(vi) of the Concept Disclosure Schedule, Concept has not developed jointly with any other Person any Proprietary Asset with respect to which such other Person has any rights.

               (b) Except as set forth in Section 3.8(b) of the Concept Disclosure Schedule, Concept has taken reasonable and customary measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Concept Proprietary Assets (except Concept Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Concept Proprietary Assets. Except as set forth in the Concept Disclosure Schedule, Concept has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of any of the Concept Proprietary Assets used in or necessary for the conduct of business by Concept as currently conducted by Concept.

               (c) Concept is not infringing, misappropriating or making any unlawful use of, and Concept has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other person ("Third Party Proprietary Asset"). No other person is infringing, misappropriating or making any unlawful use of, and no Third Party Proprietary Asset owned or used by any other person infringes or conflicts with, any Concept Proprietary Asset.

               (d) Except as set forth in Section 3.8(d) of the Concept Disclosure Schedule: (i) each Concept Proprietary Asset conforms with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of Concept; and (ii) there has not been any claim made against Concept by any customer or other person alleging that any Concept Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by Concept to any person) does not conform with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of Concept, and there is no basis for any such claim.

               (e) Concept's Proprietary Assets constitute all the proprietary assets necessary to enable Concept to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in
Section 3.8(e) of the Concept Disclosure Schedule, (i) Concept has not licensed any of the Concept Proprietary Assets to any person on an exclusive basis, and
(ii) Concept has not entered into any covenant not to compete or contract limiting its ability to exploit fully any of the Concept Proprietary Assets or to transact business in any market or geographical area or with any person.

               (f) Except as set forth in Section 3.8(f) of the Concept Disclosure Schedule, (i) all current employees of Concept have executed and delivered to Concept (containing no exceptions to or exclusions from the scope of its coverage) the form of Employee Inventions and Proprietary Rights Assignment Agreement provided by Mattson; (ii) all former employees of Concept have executed and delivered to Concept (containing no exceptions to or exclusions from the scope of its coverage) the form of Proprietary Information and Non-Disclosure Agreement previously delivered to Mattson; (iii) all current consultants and independent contractors to Concept have executed and delivered to Concept (containing no exceptions to or exclusions from the scope of its coverage) the form of Consultant Inventions and Proprietary Rights Assignment Agreement provided by Mattson; and (iv) all former consultants and independent contractors to Concept have executed and delivered to Concept (containing no exceptions to or exclusions from the scope of its coverage) the form of Consultant Proprietary Information and Non-Disclosure Agreement previously delivered to Mattson.

          3.9  EMPLOYEE BENEFIT PLANS.

               (a) Section 3.9 (a)of Concept's Disclosure Schedule contains a complete and accurate list of (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) ("ERISA"), (ii) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and (iii) all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Concept or any trade or business (whether or not incorporated) which is a member or which is under common control with Concept within the meaning of Section 414 of the Code ("Concept's Controlled Group") (together, the "Concept Employee Plans").

               (b) With respect to each Concept Employee Plan, Concept has provided to Mattson true and correct copies of (i) all documents embodying such Concept Employee Plan, including all amendments thereto, (ii) all material written agreements relating to such Concept Employee Plan, (iii) all employee communications material to any Concept Employee Plan, and (iv) all standard COBRA forms and related notices.

               (c) With respect to the Concept Employee Plans, individually and in the aggregate, no event has occurred, and to the best of Concept's knowledge, there exists no condition or set of circumstances in connection with which Concept could be subject to any material liability.

               (d) With respect to the Concept Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves on the financial statements or books of Concept.

               (e) Concept has performed in all material respects all obligations required to be performed by it under, is not in material default or violation of, and has no knowledge of any default or violation by any other party to, each Concept Employee Plan, and each Concept Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including but not limited to applicable provisions of ERISA and the Code. Each Concept Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to such plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under
Section 408 of ERISA, has occurred with respect to any Concept Employee Plan. There are no actions, suits or claims pending, or, to the knowledge of Concept, threatened or reasonably anticipated (other than routine claims for benefits) against any Concept Employee Plan or against the assets of any Concept Employee Plan. Each Concept Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without liability to Mattson, the Surviving Corporation, Concept or any of its affiliates (other than ordinary administration expenses typically incurred in a termination event). There are no audits, inquiries or proceedings pending or, to the knowledge of Concept, threatened by the IRS or the U.S. Department of Labor with respect to any Concept Employee Plan. Neither Concept nor any affiliate of Concept is subject to any penalty or tax with respect to any Concept Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code. Each Concept Employee Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) and subject to the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA"), has been maintained in all material respects in compliance with its terms and conditions and has complied in all material respects with the Code and ERISA, including the continuation coverage requirements of COBRA, and such plan is not subject to any damages, penalties, or excise taxes arising out of or in connection with COBRA. Neither Concept nor any member of Concept's Controlled Group is or could be liable for an excise tax under Section 4980 B of the Code in connection with any employee plan maintained by a member of Concept's Controlled Group.

               (f) Concept does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any pension plan within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code. At no time has Concept contributed to or been requested to contribute to any multiemployer plan as defined in Section 3(37) of ERISA.

               (g) No Concept Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Concept has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

               (h) Except as set forth on Section 3.9 (h) of Concept's Disclosure Schedules, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Concept Employee Plan, employee agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

               (i) No payment or benefit which will or may be made by Concept or its affiliates with respect to any employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

          3.10 BANK ACCOUNTS AND RECEIVABLES. Section 3.10 of the Concept Disclosure Schedule sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which Concept maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom. Section 3.10 of the Concept Disclosure Schedule sets forth an accurate and complete breakdown and aging of all accounts receivable, notes receivable, and other receivables of Concept as of April 30, 1998. Except as set forth on the Concept Disclosure Schedule all existing accounts receivable of Concept (including those accounts receivable reflected on the Concept Financial Statements that have not yet been collected and those accounts receivable that have arisen since April 30, 1998 and have not yet been collected) represent valid obligations of customers of Concept arising from bona fide transactions entered into in the ordinary course of business.

          3.11 CONTRACTS.

               (a) Section 3.11(a) of the Concept Disclosure Schedule identifies each document or instrument to which Concept is a party and that relates to the acquisition, transfer, use, development, sharing or licensing of any technology or Concept Proprietary Asset.

               (b) Except as set forth in Section 3.11(b) of the Concept Disclosure Schedule,

                    (i) Concept has no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to Concept of more than Ten Thousand Dollars ($10,000) over the life of any such agreement, contract or commitment.

                    (ii) Concept has no purchase agreement, contract or commitment that calls for fixed and/or contingent payments by Concept that are in excess of the normal, ordinary and usual requirements of Concept's business.

                    (iii) There is no outstanding sales contract, commitment or proposal (including, without limitation, development projects) of Concept that Concept currently expects (or reasonably should expect) to result in any loss to Concept upon completion or performance thereof.

                    (iv) Concept has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than thirty (30) days and without liability, penalty or premium.

                    (v) Concept has no outstanding agreements, contracts or commitments with sales representatives, OEM's, distributors or dealers.

                    (vi) Concept is not restricted by agreement from competing with any person or from carrying on its business anywhere in the world.

                    (vii) Concept has not guaranteed any obligations of other persons, including each other, or made any agreements to acquire or guarantee any obligations of other persons, including each other.

                    (viii) Concept does not have any outstanding loan or advance to any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by Concept of any sum not reflected in the Concept Financial Statements.

                    (ix) All Material contracts, agreements and instruments listed in the Concept Disclosure Schedule pursuant to Section 3.11 (a) and
(b) (the "Concept Material Contracts") are valid, binding, in full force and effect, and enforceable by Concept in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No party to any Concept Material Contract intends to cancel, withdraw, modify or amend such contract.

               (c) Concept has delivered to Mattson accurate and complete copies of all written Concept Material Contracts, including all amendments thereto and any correspondence regarding any dispute with respect thereto. Concept has not entered into any Material oral contracts.

               (d) Except as set forth in Section 3.11(d) of the Concept Disclosure Schedule:

                    (i) Concept has not violated or breached, or committed any default under, any Concept Material Contract, and no other person has violated or breached, or committed any default under, any Concept Material Contract;

                    (ii) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Concept Material Contract, (B) give any person the right to declare default or exercise any remedy under any Concept Material Contract, (C) give any person the right to accelerate the maturity or performance of any Concept Material Contract; or (D) give any person the right to cancel, terminate or modify any Concept Material Contract;

                    (iii) There are no unresolved claims between Concept and any of its principal licensors, vendors, suppliers, distributors, representatives or customers and none of such persons has advised Concept of its intention to cease doing business with Concept, or with Mattson following the Closing Date, whether as a result of the transactions contemplated hereunder.

          3.12 COMPLIANCE WITH LAW. Concept is in compliance in all material respects with all applicable laws and regulations. All licenses, franchises, permits and other governmental authorizations held by Concept and which are required for its business are valid and sufficient in all respects for the businesses presently carried on by Concept and as set forth in the Concept Disclosure Schedule.

          3.13 LABOR DIFFICULTIES; NO DISCRIMINATION.

               (a) Concept is not engaged in any unfair labor practice or in violation of any applicable laws respecting employment and employment practices, health and safety, human rights, terms and conditions of employment, and wages and hours. Concept is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

               (b) There is no unfair labor practice complaint against Concept actually pending or threatened before a labor relations board.

               (c) There is and has not been any claim made against Concept based on actual or alleged wrongful termination or on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, nor is there any basis for any such claim. No work stoppage or labor strike against Concept is pending, threatened or reasonably anticipated. Concept does not know of any activities or proceedings of any labor union to organize any Concept employees. Concept is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by Concept. To Concept's knowledge, no employee of Concept has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound.

               (d) Concept is not aware of any Concept employee who intends to terminate his or her employment with Concept as a result of the Merger or otherwise.

          3.14 INSIDER TRANSACTIONS. No Affiliate of Concept has any interest in (i) any equipment or other property, real or personal, tangible or intangible, including, without limitation, any Concept Proprietary Asset, used in connection with or pertaining to the businesses of Concept, or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of Concept; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than one percent (1%) of the outstanding stock or debt securities of any publicly-held company whose stock or debt securities are traded on a recognized U.S. stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

          3.15 EMPLOYEES, INDEPENDENT CONTRACTORS AND CONSULTANTS. Section 3.15 of the Concept Disclosure Schedule lists and describes all currently effective written and oral consulting, independent contractor and/or employment agreements and other agreements concluded with individual employees, independent contractors or consultants to which Concept is a party. True and correct copies of all such written agreements have been provided to Mattson or its Representatives. All salaries and wages paid by Concept are in compliance in all respects with applicable federal, state and local laws. Section 3.15 of the Concept Disclosure Schedule lists the names of all persons currently employed by Concept as well as the salaries and other compensation arrangements (bonus, deferred compensation, etc.) and the accrued vacation time for each such person.

          3.16 INSURANCE. Section 3.16 of the Concept Disclosure Schedule contains a list of the principal policies of fire, liability and other forms of insurance held by Concept. Concept has done nothing, either by way of action or inaction, that might invalidate such insurance policies in whole or in part.

          3.17 LITIGATION. Except as set forth in Section 3.17 of the Concept Disclosure Schedule, there is no suit, action or proceeding which has been served upon or threatened against Concept (nor is there any reasonable basis therefor), in each case other than immaterial matters, or which questions or challenges the validity of this Agreement or the Transaction Documents. Except as set forth in Section 3.17 of the Concept Disclosure Schedule, there is no judgment, decree, injunction, or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Concept.

          3.18 SUBSIDIARIES. Except as set forth in Section 3.18 of the Concept Disclosure Schedule, Concept has no subsidiaries. Except as set forth in
Section 3.18 of the Concept Disclosure Schedule, Concept does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, joint venture, firm, association or business organization, entity or enterprise, and Concept does not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

          3.19 COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS. Concept has obtained all permits, licenses and other authorizations which are required under federal, state and local laws applicable to Concept and relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes. Except as set forth in Section 3.19 of the Concept Disclosure Schedule or in the environmental review being conducted by Environmental Resources Management at Mattson's request (the "Environmental Review"), Concept is in compliance with all terms and conditions of the required permits, licenses and authorizations. Except as set forth in Section 3.19 of the Concept Disclosure Schedule, Concept is not aware of, nor has Concept received written notice of, any conditions, circumstances, activities, practices, incidents, or actions which may form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to Concept, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste.

Except as disclosed in Section 3.19 of the Concept Disclosure Schedule or the Environmental Review,

               (a) No Environmental Activity has occurred in the business of Concept or on or in relation to any premises currently or formerly used by Concept which may cause Concept to incur expenses or costs for the elimination, neutralization or amelioration of the results of the Environmental Activity or become liable for compensation to any third party.

               (b) Concept has held its assets, occupied its respective premises, operated its respective businesses and conducted all other activities in compliance with all Environmental Laws. Concept has not received any notice of non-compliance with Environmental Laws from any person or governmental authority and Concept does not know of any facts which could give rise to any such notice.

               (c) There are no underground storage tanks or surface impoundments at, on, or under premises formerly or currently used by Concept.

               (d) Concept has maintained all environmental and operating documents and records substantially in the manner and for the time periods required by any Environmental Laws. Section 3.19 of the Concept Disclosure Schedule lists each environmental permit and each Environmental Audit conducted with respect to Concept or its premises while occupied by either of them. An "Environmental Audit" shall mean any evaluation, inspection, assessment, study or test performed at the request of or on behalf of a governmental authority, including but not limited to, a public liaison committee, as well as a self-evaluation, whether or not required by Environmental Law.

          3.20 CORPORATE DOCUMENTS. Concept has furnished to Mattson for its examination: (i) copies of its charter documents; (ii) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (iii) all permits, orders, and consents issued by any regulatory agency with respect to Concept, or any securities of Concept, and all applications for such permits, orders, and consents; and (iv) the stock transfer books of Concept setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of Concept are complete and, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction.

          3.21 YEAR 2000 COMPLIANCE. Each product of Concept is, both individually and in conjunction with all other systems or products with which it is required or designed to interface, (i) able to receive, record, store, process, calculate, manipulate and output dates from and after January 1, 2000, time periods that include January 1, 2000 and information that is dependent on or relates to such dates or time periods, in the same manner and with the same accuracy, functionality, data integrity and performance as when dates or time periods prior to January 1, 2000 are involved, (ii) able to store and output date information in a manner that is unambiguous as to century and (iii) able to respond to two-digit year input so as to accurately resolve any ambiguity as to century in a disclosed, defined, pre-determined manner that is practicable and efficient ("Year 2000 Compliant"). All internal computer systems that are material to the business, finances or operations of Concept are, both individually and in conjunction with all other systems or products with which they are required or designed to interface, Year 2000 Compliant. To its knowledge, Concept is not using the services of any third party whose systems are not Year 2000 Compliant where such circumstance might have a material adverse effect on Concept's business, financial condition or results of operation.

          3.22 ACCURACY OF INFORMATION IN INFORMATION STATEMENT OR PROXY STATEMENT. The information furnished by Concept to the Concept Shareholders in connection with the solicitation of shareholder consent or proxies for the approval and adoption of this Agreement and the approval and adoption of the Merger shall not, on the date the Information or Proxy Statement is first mailed to the Concept Shareholders, on any date subsequent thereto and prior to the Effective Time or at the Effective Time, contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of consent or proxies which has become false or misleading.

          3.23 SHAREHOLDER VOTING. Holders of more than 81% of the issued and outstanding shares of Concept capital stock have agreed in writing to vote for approval of the

Merger and the actions contemplated thereby pursuant to the form of Voting Agreement and Irrevocable Proxy attached hereto as EXHIBIT B.

          3.24 NO BROKERS. Neither Concept nor any shareholder, officer or director of Concept is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

          3.25 ACCURACY OF DOCUMENTS AND INFORMATION. The copies of all instruments, agreements, other documents and written information set forth as, or referenced in, the schedules or exhibits to this Agreement or specifically required to be furnished pursuant to this Agreement to Mattson by Concept are complete and correct. No representations or warranties made by Concept in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit furnished directly to Mattson pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein not misleading. There is no fact which materially and adversely affects Concept known to Concept which has not been expressly and fully set forth in this Agreement or the schedules and exhibits hereto.

     4. REPRESENTATIONS AND WARRANTIES OF MATTSON AND SUB. Mattson represents and warrants to Concept as set forth below.

          4.1 ORGANIZATION. Mattson and Sub are corporations duly organized, validly existing and in good standing under the laws of their jurisdictions and have corporate power and authority to carry on their businesses as they are now being conducted and as they are proposed to be conducted.

          4.2 POWER, AUTHORITY AND VALIDITY. Mattson and Sub have the corporate power and authority to enter into this Agreement and other Transaction Documents to which they are a party and to carry out their obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of Mattson and Sub, and no other corporate proceedings are necessary to authorize this Agreement or the other Transaction Documents. Mattson and Sub are not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit or subject to any order or decree, which would be breached or violated in a material manner by or in material conflict with its executing and carrying out this Agreement and the transactions contemplated hereunder and under the Transaction Documents. This Agreement is, and the other Transaction Documents to which Mattson and Sub are a party, when executed and delivered by Mattson and Sub shall be, the valid and binding obligations of Mattson and Sub, enforceable in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          4.3 COMMISSION DOCUMENTS; FINANCIAL STATEMENTS. Mattson has made available to Concept a true and complete copy of each statement, report, registration statement, definitive proxy statement and other filings filed with the Commission by Mattson since May 15, 1996; and, prior to the Effective Time, Mattson will have made available to Concept any additional documents filed with the Commission by Mattson prior to the Effective Time (collectively, the "Mattson Commission Documents"). In addition, Mattson has made available to Concept all exhibits to the Mattson Commission Documents filed prior to the date hereof, and will promptly make available to Concept all exhibits to any additional Mattson Commission Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Mattson Commission Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Mattson nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Mattson Commission Documents compiled in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Mattson Commission Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Mattson Commission Document prior to the date hereof. The financial statements of Mattson, including the notes thereto, included in the Mattson Commission Documents (the "Mattson Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the Commission. The Mattson Financial statements fairly present the consolidated financial condition and operating results of Mattson and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Mattson accounting policies except as described in the notes to the Mattson Financial Statements. Mattson has filed in a timely manner all reports required to be filed with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act during the 12 calendar months prior to the date hereof.

          4.4 ACCURACY OF DOCUMENTS AND INFORMATION. No representations or warranties made by Mattson or Sub in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit furnished directly to Concept pursuant to this Agreement, taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein not misleading.

     5.   COVENANTS OF CONCEPT.

          5.1 ADVICE OF CHANGES. Concept will promptly advise Mattson in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Concept contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in Concept's business, taken as a whole.

          5.2 CONDUCT OF BUSINESS. Until the Closing, Concept will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of Mattson:

               (a) borrow any money which borrowings exceed in the aggregate Ten Thousand Dollars ($10,000);

               (b) incur any liability other than in the ordinary and usual course of business or in connection with the performance or consummation of this Agreement;

               (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business;

               (d) dispose of any of its assets, except inventory in the regular and ordinary course of business;

               (e) enter into any lease or contract for the purchase or sale of any property, real or personal except for inventory purchased in the ordinary course of business;

               (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

               (g) pay or authorize any bonus, increased salary, or special remuneration to any officer or employee, including any amounts for accrued but unpaid salary or bonuses;

               (h)  adopt or change any accounting methods;

               (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital, or redeem or otherwise acquire any of its capital stock;

               (j) amend or terminate any contract, agreement or license to which it is a party except non-Material agreements in the ordinary course of business;

               (k)  enter into any Material contract;

               (l) loan any Material amount to any person or entity, or guaranty or act as a surety for any obligation;

               (m) waive or release any Material right or claim, except in the ordinary course of business;

               (n) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock or amend the terms of any agreement regarding the foregoing;

               (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

               (p)  merge, consolidate or reorganize with any entity;

               (q)  amend its Articles of Incorporation or Bylaws;

               (r) make or change any election, change any annual accounting period, file any tax return or amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to Concept, surrender any right to claim refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Concept, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the tax liability of Concept or Mattson; or

               (s) agree to do any of the things described in the preceding clauses of this Section 5.2.

          5.3 RISK OF LOSS. Until the Closing and subject to the confidentiality and nonuse provisions hereof, all risk of loss, damage or destruction to Concept's assets shall be borne by Concept, and the Merger terms described in Section 2 shall, in case of any such loss, damage or destruction, be revised as the parties may agree, or this Agreement shall be terminated in accordance with Section 11.

          5.4 ACCESS TO INFORMATION. Until the Closing and subject to the confidentiality and nonuse provisions hereof, Concept shall allow Mattson and its Representatives free access upon reasonable notice and during normal working hours to its files, books, records, and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, Concept shall cause its accountants to cooperate with Mattson and its Representatives in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

          5.5 REGULATORY APPROVALS. Prior to the Closing, Concept shall execute and file, or join in the execution and filing, of any application or other document which may be necessary in order to obtain the authorization, approval or consent of any Governmental Body, federal, state or local, which may be reasonably required, or which Mattson may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement Concept shall use its best efforts to obtain all such authorizations, approvals and consents.

          5.6 SATISFACTION OF CONDITIONS PRECEDENT. Concept will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 9, and Concept will use its best efforts to cause the transactions contemplated by this Agreement to be consummated on or before July 1, 1998, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

          5.7 EQUITY COMPENSATION ARRANGEMENTS. Prior to the Closing, any obligation of Concept to issue stock, warrants or options which have been offered or promised to the employees of Concept shall have been fulfilled or been terminated to the satisfaction of Mattson.

          5.8 SHAREHOLDER CONSENT. Prior to the Closing, whether by special meeting or written consent of its shareholders, Concept will submit this Agreement, the Agreement of Merger and related matters to its shareholders for consideration and approval, and the Board of Directors of Concept will recommend such approval to the Concept Shareholders.

          5.9 VOTING AGREEMENTS AND IRREVOCABLE PROXIES. Concept shall use its best efforts, on behalf of Mattson and pursuant to the request of Mattson, to cause holders of at least 81% of the shares of Concept capital stock issued and outstanding prior to the Closing to execute and deliver to Mattson a Voting Agreement and Irrevocable Proxy substantially in the form of EXHIBIT B attached hereto concurrently with the execution of this Agreement.

          5.10 NONACCREDITED INVESTORS. Prior to the Closing, (i) Concept shall not take any action, including the granting of employee stock options, that could cause the number of Concept Shareholders who are not "accredited investors" pursuant to Regulation D promulgated under the Securities Act to increase to more than 35 prior to the Closing; and (ii) Concept shall arrange for the appointment of an investor representative meeting the requirements of Regulation D under the Securities Act.

     6.   COVENANTS OF MATTSON AND SUB.

          6.1 ADVICE OF CHANGES. Mattson and Sub will promptly advise Concept in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Mattson or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

          6.2 REGULATORY APPROVALS. Prior to the Closing, Mattson and Sub shall execute and file, or join in the execution and filing, of any application or other document which may be necessary in order to obtain the authorization, approval or consent of any Governmental Body, federal, state or local, which may be reasonably required, or which Concept may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Such persons and entities shall use their best efforts to obtain all such authorizations, approvals and consents.

          6.3 SATISFACTION OF CONDITIONS PRECEDENT. Mattson will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 10, and Mattson will use its best efforts to cause the transactions contemplated by this Agreement to be consummated on or before July 1, 1998, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

          6.4 REGISTRATION RIGHTS. Mattson will file a registration statement for the Mattson Shares issued to the Concept Shareholders not later than ninety (90) days of the Closing Date and will use its best efforts to have said registration statement declared effective by the Commission.

          6.5 LISTING OF ADDITIONAL SHARES. Upon registration of the Mattson Shares with the Commission, Mattson shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the Mattson Shares and with respect to the shares of Mattson Common Stock issuable upon exercise of options to purchase Mattson Common Stock issuable in connection with the Merger.

          6.6  TREATMENT OF CONCEPT OPTIONS.

               (a) Each Concept Optionee who will not continue as an employee of the Surviving Corporation shall be given the opportunity by Concept prior to the Effective Time to (i) exercise their existing Concept Options based upon the number of shares vested as of the Closing Date (including all accelerated vesting upon a change of control) and original exercise price for the Concept Options or (ii) have the Concept Option canceled in consideration of a payment of $1.00 per Concept Share subject to such vested Concept Option (the "Non-Continuing Employee Election").

               (b) Each Concept Optionee who will continue as an employee of the Surviving Corporation shall be given the opportunity by Concept prior to the Effective Time to (i) exercise their existing Concept Options based upon the number of shares vested as of the Closing Date (including all accelerated vesting upon a change of control) and original exercise price for the Concept Options; (ii) have the Concept Option canceled in consideration of a payment of $1.00 per Concept Share subject to such vested Concept Option; or (iii) have their Concept Option replaced with an option to purchase Mattson Common Stock exercisable for that number of whole shares of Mattson Common Stock equal to the product of the number of shares of Concept Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Mattson Common Stock, and the per share exercise price for the shares of Mattson Common Stock issuable upon exercise of such option will be equal to the quotient determined by dividing the exercise price per share of Concept Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent (the "Continuing Employee Election").

          6.7 ISSUANCE OF OPTIONS. Mattson shall, promptly after the Closing Date, grant options to purchase an aggregate of 100,000 shares of its common stock to Concept employees who continue as employees of the Surviving Corporation in accordance with Mattson's standard practices of issuing options to Mattson employees.

     7.   MUTUAL COVENANTS.

          7.1 CONFIDENTIALITY. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The Receiving Party (as defined in Section 1.5 ) shall, at all times, both during the term of this Agreement and thereafter, keep in confidence and trust all of the Disclosing Party's (as defined in Section 1.5 ) Confidential Information received by it. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, consultants and permitted sublicensees who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements with such person's employer which protects the Confidential Information of the Disclosing Party. The Receiving Party shall promptly give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party's Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information, which remedies shall include injunctive relief without the necessity of posting a bond or proving damages. These obligations shall not apply to the extent that Confidential Information includes information which:

               (a) is already known to the Receiving Party at the time of disclosure, which knowledge the Receiving Party shall have the burden of proving;

               (b) is, or, through no act or failure to act of the Receiving Party, becomes publicly known;

               (c) is received by the Receiving Party from a third party without restriction on disclosure;

               (d) is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party, which independent development the Receiving Party will have the burden of proving;

               (e) is approved for release by written authorization of the Disclosing Party; or

               (f) is required to be disclosed by a government agency to further the objectives of this Agreement or by a proper order of a court of competent jurisdiction; provided, however that the Receiving Party will use its best efforts to minimize such disclosure and will consult with and assist the Disclosing Party in obtaining a protective order prior to such disclosure.

          7.2 EXCLUSIVITY. Until the earlier of the Closing Date and July 20, 1998, Concept agrees that it will not (and that it will use best efforts to assure that its employees, agents and affiliates do not on its behalf) discuss or enter into any agreement concerning the sale or acquisition of Concept, its stock (including by means of any public offering thereof, but excluding issuance of stock and options to employees in the ordinary course of business consistent with past practices) or a substantial part of its assets with any party other than Mattson, and that any such discussions presently in progress will be terminated or suspended during that period. Concept represents and warrants that it has the legal right to terminate or suspend any such pending negotiations and agrees to indemnify Mattson, its representatives and agents from and against any claims by any party to such negotiations based upon or arising out of the discussion or any consummation of the Merger.

          7.3 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          7.4 TAX-FREE REORGANIZATION. Each party shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

     8.   THE CLOSING.

          8.1 MERGER. On the date of the Closing, but not prior to the Closing, the Agreement of Merger shall be filed with the office of the Secretary of State of the State of California and the merger of Sub with and into Concept shall be consummated.

          8.2  ADDITIONAL DOCUMENTS.

               (a) At any time and from time to time at or after the Closing, the parties shall at the request of the other party execute and deliver or cause to be executed and delivered all such assignments, consents and other documents and take or cause to be taken all such other actions as either party may reasonably deem necessary or desirable, in order to more fully and effectively carry out the intents and purposes of this Agreement.

               (b) Concept shall execute and deliver to Mattson a statement meeting the requirements of Treasury Regulation Section 1.897-2(h)(2) stating that interests in Concept are not United States real property interests.

     9.   CONDITIONS TO CONCEPT'S OBLIGATIONS.

          Concept's obligations hereunder are subject to the fulfillment or satisfaction on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Concept, but only in a writing signed by Concept):

          9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Mattson and Sub set forth in Section 4 shall be true on and as of the Closing with the same force and effect as if they had been made at the Closing and the conditions to Concept's obligations set forth under Sections 9.1, 9.2, 9.3 and 9.4 shall have been satisfied. Concept shall receive a certificate to such effect from an executive officer of Mattson.

          9.2 COVENANTS. Mattson and Sub shall have performed and complied with all of their covenants contained in Sections 6 and 7 to be performed on or before the Closing.

          9.3 NO LITIGATION. No litigation or proceeding shall be threatened or pending against Mattson or Sub with the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement.

          9.4 AUTHORIZATIONS. Concept shall have received from Mattson and Sub written evidence that the execution, delivery and performance of Mattson and Sub's obligations under this Agreement and the Agreement of Merger have been duly and validly approved and authorized by the Board of Directors of Mattson and Sub, respectively, and the shareholder of Sub.

          9.5 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the date of Closing such permits or authorizations, and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken, including, but not limited to, compliance with applicable state and federal securities laws.

          9.6 REGISTRATION RIGHTS AGREEMENT. Mattson and the Shareholder Representatives (as defined in Section 12.6) on behalf of the Concept Shareholders shall have entered into a Registration Rights Agreement in the form attached hereto as EXHIBIT C.

          9.7 REPAYMENT OF INDEBTEDNESS TO YOKAGAWA ELECTRIC. Mattson shall have tendered to Yokagawa Electric the amount necessary for the repayment of Concept's $4,000,000 outstanding indebtedness to Yokagawa Electric including all accrued interest thereon.

     10.  CONDITIONS TO MATTSON AND SUB'S OBLIGATIONS.

          Mattson's and Sub's obligations hereunder are subject to the fulfillment or satisfaction on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Mattson, but only in a writing signed by Mattson):

          10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Concept contained in Section 3 shall be true on and as of the Closing with the same force and effect as if they had been made at the Closing and the conditions to Mattson's and Sub's obligations set forth under Sections 10.1, 10.2, 10.3 and 10.4 shall have been satisfied. Mattson shall receive a certificate to such effect from an executive officer of Concept.

          10.2 COVENANTS. Concept shall have performed and complied with all of its covenants contained in Sections 5 and 7 on or before the Closing.

          10.3 NO LITIGATION. On and as of the Closing, no litigation or proceeding shall be threatened or pending against Concept for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which would have a material adverse effect on the business, liabilities, income, property, operations or prospects of Concept subsequent to the Closing.

          10.4 AUTHORIZATIONS. Mattson shall have received from Concept written evidence that (i) the execution, delivery and performance of this Agreement and the Agreement of Merger have been duly and validly approved and authorized by its Board of Directors and (ii) Concept Shareholders of at least 81% of the Concept Shares have approved this Agreement, the Merger and the transactions contemplated hereby and thereby.

          10.5 NO ADVERSE DEVELOPMENT. There shall be no order, decree, or ruling by any court or Governmental Body or threat thereof or any other fact or circumstance, which might prohibit or render illegal or have a Material adverse effect on the business, prospects, liabilities, income, property, assets or operations of Concept subsequent to the Closing. Concept shall not have sustained a loss, whether or not insured, by reason of physical damage caused by fire, flood or earthquake, accident or other calamity which materially affects the Concept Balance Sheet or its ability to carry on its business as proposed to be conducted, and which, in the judgment of Mattson, renders it inadvisable to proceed with the Closing. There shall have been no other event which, in the reasonable judgment of Mattson, has a material and adverse effect on Concept's assets, business, liabilities, income, property, assets, prospects or operations subsequent to the Closing.

          10.6 REQUIRED CONSENTS. Mattson shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by Mattson's legal counsel to provide for the continuation in full force and effect of any and all contracts and leases of Concept.

          10.7 OPINION OF CONCEPT'S COUNSEL. Mattson shall have received from Thelen Reid & Priest, counsel to Concept, an opinion substantially in the form attached hereto as EXHIBIT D.

          10.8 EMPLOYMENT WITH MATTSON. Mattson shall be reasonably satisfied that substantially all current employees of Concept offered employment by Mattson have accepted or will accept employment with the Surviving Corporation.

          10.9 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the Closing Date such permits or authorizations and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken, including, but not limited to, compliance with applicable state and federal securities laws.

          10.10 DUE DILIGENCE AND ENVIRONMENTAL REVIEW. There shall have been prior to the Closing Date satisfactory completion of the Environmental Review and a review by Mattson and its Representatives of Concept's business, financial, technical and legal affairs.

          10.11 CONVERSION OF CONCEPT PREFERRED STOCK.  Subject to Section
10.12 below, there shall have been on or prior to the Closing Date the conversion of all outstanding Concept Preferred Stock into Concept Common Stock.

          10.12 REPAYMENT OF INDEBTEDNESS TO YOKAGAWA ELECTRIC. Mattson shall have tendered to Yokagawa Electric Corporation ("Yokagawa") the amount necessary for the repayment of Concept's $4,000,000 outstanding indebtedness to Yokagawa including all accrued interest thereon.

          10.13 ELECTION BY CONCEPT OPTIONEES. Prior to the Closing, (i) each Concept Optionee who will not continue as an employee of the Surviving Corporation shall have confirmed the Non-Continuing Employee Election in the form of a written agreement with Mattson and (ii) each Concept Optionee who will continue as an employee of the Surviving Corporation shall have confirmed the Continuing Employee Election in the form of a written agreement with Mattson.

          10.14 SUITABILITY OF CONCEPT SHAREHOLDERS. Each of the Concept Shareholders shall have confirmed in writing his or her suitability to receive the Mattson Shares by means of an Investor Representation Letter in the form attached hereto as EXHIBIT E.

          10.15 TERMINATION OF YOKAGAWA BASIC ALLIANCE AGREEMENT. Concept shall have terminated the Basic Alliance Agreement between Concept and Yokagawa dated as of October 28, 1996, as amended.

          10.16 REPAYMENT OF INDEBTEDNESS TO INNOTECH CORPORATION AND TERMINATION OF INTERNATIONAL DISTRIBUTION AGREEMENT. Mattson shall have tendered to Innotech Corporation ("Innotech") the amount necessary for the repayment of Concept's $1,600,000 outstanding indebtedness to Innotech including all accrued interest thereon and Concept shall have terminated the International Distribution Agreement between Concept and Innotech dated January 30, 1997, as amended.

          10.17 CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. All current employees of Concept shall have signed a Confidential Information and Invention Assignment Agreement assigning over to Concept any and all inventions of the employees created while employed by and in the performance of their duties for Concept.

          10.18 401K PLAN. Concept shall take all steps necessary to terminate the Concept 401K Plan prior to the Closing.

     11.  TERMINATION OF AGREEMENT.

          11.1 MUTUAL AGREEMENT. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto.

          11.2 FAILURE TO FULFILL CONDITIONS. Either Mattson or Concept may terminate this Agreement if the Merger has not been consummated by July 31, 1998 (provided that the right to terminate this Agreement under this Section 11.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date).
Any termination of this Agreement under this Section 11.2 shall be effective by the delivery of notice of the terminating party to the other parties hereto.

          11.3 NO LIABILITY.  Any termination of this Agreement pursuant to this
Section 11 shall be without further obligation or liability upon any party in favor of any other party hereto.

          11.4 EFFECT OF TERMINATION. The termination of the Agreement pursuant to this Section 11 shall terminate all sections hereof other than Section 7.1.

     12.  INDEMNIFICATION AND ESCROW.

          12.1 SURVIVAL OF REPRESENTATIONS.

               (a)  The representations and warranties made by Concept under
Section 3 hereof and the representations and warranties set forth in any certificate delivered by Concept in connection with this Agreement shall survive the Closing and shall remain in full force and effect and shall survive until the end of the Indemnification Period and shall survive thereafter only with respect to any claims made prior to the end of the Indemnification Period.

               (b) The representations, warranties, covenants and obligations of Concept, and the rights and remedies that may be exercised by the Indemnitees (as defined herein), shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

               (c) For purposes of this Agreement, each statement or other item of information set forth in the Concept Disclosure Schedule shall be deemed to be a representation and warranty made by Concept in this Agreement.

          12.2 INDEMNIFICATION BY CONCEPT SHAREHOLDERS.

               (a) From and after the Closing Date, the Concept Shareholders, to the extent of and for the purpose of the Indemnity Escrow (as defined below in Section 12.5) only, shall be jointly and severally liable for and shall hold harmless and indemnify Mattson and the Surviving Corporation (each an "Indemnitee") from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 3 hereunder or in any certificate delivered by Concept in connection with this Agreement; (ii) any breach of any covenant or obligation of Concept hereunder; or (iii) any Legal Proceeding relating to any inaccuracy, breach or expense of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 12 if such Indemnitee is the prevailing party in any such Legal Proceeding).

               (b) If the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Mattson shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

               (c) No Indemnitee shall have the right to be indemnified pursuant to this Section 12 unless and until the Indemnitees together shall have incurred on a cumulative basis from and after the Closing Date aggregate Damages in an amount not less than $50,000 whereupon the Concept Shareholders shall be obligated to indemnify against all Damages.

          12.3 NO CONTRIBUTION. The Concept Shareholders acknowledge and agree that they shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation which they have in their capacity as shareholders in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement or any certificate delivered by Concept in connection with this Agreement.

          12.4 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Mattson or against any other Person) with respect to which the Concept Shareholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 12, the procedure set forth below shall be followed.

               (a) NOTICE. Mattson shall give prompt written notice of the commencement of any such Legal Proceeding against Mattson or the Surviving Corporation for which indemnity may be sought under Section 12; provided, however, that any failure on the part of Mattson to so notify Concept shall not limit any of the obligations of Concept under this Section 12 unless the ability to defend such claim is materially prejudiced by such failure or delay. The Indemnification Period shall be tolled solely with respect to a particular claim for the period beginning on the date the Concept Shareholders receive written notice of that claim until the final resolution of such claim so long as such claim is made within the Indemnification Period.

               (b) DEFENSE OF CLAIM. The Indemnitee shall have the right to be represented by counsel of its choice and to defend or otherwise control the handling of any claim, or Legal Proceeding for which indemnity is sought. If the Indemnitee so proceeds with the defense of any such claim or Legal
Proceeding:

                    (i) all expenses relating to the defense of such claim or Legal Proceeding (whether or not incurred by the Indemnitee) shall be borne and paid exclusively by the Concept Shareholders should a third party prevail on any such claim or Legal Proceeding;

                    (ii) the Concept Shareholders shall make available to the Indemnitee any non-privileged documents and materials in the possession or control of the Concept Shareholders that may be necessary to the defense of such claim or Legal Proceeding except for documents or materials which are sealed by a court order or are subject to a nondisclosure agreement prohibiting disclosure by the Concept Shareholders;

                    (iii) the Indemnitee shall keep the Concept Shareholders informed of all material developments and events relating to such claim or Legal Proceeding; and

                    (iv) the Concept Shareholders shall have the right to participate in the defense of such claim or legal proceeding at their sole cost and expense; and

                    (v) the Indemnitee shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the written consent of the Concept Shareholders; provided, however, that the Concept Shareholders shall not unreasonably withhold such consent.

          12.5 INDEMNITY ESCROW. As soon as practicable after the Effective Time, Mattson shall deposit into an escrow account (the "Indemnity Escrow") with IBJ Schroder Bank & Trust Company as escrow agent (the "Indemnity Escrow Agent"), (i) ten percent (10%) of the Mattson Shares, (ii) the Revenue Contingent Share Pool and (iii) the Additional Share Pool (collectively, the "Indemnity Escrow Holdback"). The Indemnity Escrow Holdback shall be withheld on a pro rata basis from the Concept Shareholders who otherwise are entitled to such amounts at the Effective Time or at the end of the Measurement Period and shall be governed by the terms set forth herein and in an escrow agreement (the "Indemnity Escrow Agreement") in substantially the form attached hereto as EXHIBIT F. The Indemnity Escrow (but only up to a maximum of the total aggregate value of the Indemnity Escrow Holdback) shall be available to compensate the Indemnitees for any loss, to the extent of the amount of Damages that such Indemnitee has incurred by reason of the breach by Concept of any representation, warranty, covenant or agreement of Concept contained herein, or by reason of any misrepresentation by Concept made in or pursuant to Section 3 of this Agreement or in any certificate delivered by Concept pursuant to this Agreement; provided, however, that any claim or Legal Proceeding for which indemnity is sought shall be satisfied from the Indemnity Escrow Holdback in the following priority: (i) from the ten percent (10%) of the Mattson Shares deposited in escrow, (ii) from the Revenue Contingent Share Pool (so long as indemnity is sought prior to the end of the Indemnification Period) and (iii) from the Additional Share Pool (so long as indemnity is sought prior to the end of the Indemnification Period). No shareholder of Concept shall have any personal obligation to indemnify Indemnitee hereunder, such obligation shall extend only to such shareholders interest in the Indemnity Escrow Holdback.

          12.6 SHAREHOLDER REPRESENTATIVES.

               (a) By virtue of their approval of this Agreement, the Concept Shareholders will be deemed to have irrevocably constituted and appointed, effective as of the Effective Time, David Eck and Dan White (together with their permitted successors, the "Shareholder Representatives"), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement or the Indemnity Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on him under any such agreement, to waive any terms and conditions of any such agreement (other than the payment of the Indemnity Escrow Holdback), to give and receive notices and communications, to authorize delivery to Mattson of the Indemnity Escrow Holdback or other property from the Indemnity Escrow in satisfaction of claims by Mattson, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representatives for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Indemnity Escrow from time to time upon not less than ten (10) days' prior written notice to Mattson. The Shareholder Representatives shall receive no compensation for their services. Notices or communications to or from the Shareholder Representatives shall constitute notice to or from each of the Concept Shareholders. This power of attorney is coupled with an interest and is irrevocable.

               (b) The Shareholder Representatives shall not be liable for any act done or omitted hereunder as Shareholder Representatives while acting in good faith and not in a manner constituting gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Concept Shareholders shall severally indemnify each of the Shareholder Representatives and hold each harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of such Shareholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

     13.  MISCELLANEOUS.

          13.1 GOVERNING LAWS. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. The parties hereby agree that any suit to enforce any provision of this Agreement or arising out of or based upon this Agreement or the business relationship between any of the parties hereto shall be brought in the United States District Court for the Northern District of California or the Superior or Municipal Court in and for the County of Santa Clara, California. Each party hereby agrees that such courts, as applicable, shall have IN PERSONAM jurisdiction with respect to such party, and such party hereby submits to the personal jurisdiction of such courts.

          13.2 BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

          13.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

          13.4 ENTIRE AGREEMENT. This Agreement, the exhibits and schedules hereto, the documents referenced herein, and the exhibits and schedules thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

          13.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

          13.6 EXPENSES. Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto. In the event the Merger is consummated, all legal and accounting fees incurred by Concept and the Concept Shareholders in connection with the Merger up to $80,000 shall be payable by Mattson upon presentation of an adequate and appropriate bill. Any expenses in excess of such amount shall be deemed to be expenses of the Concept Shareholders, shall be borne by the Concept Shareholders and shall not become obligations of Concept, Mattson or the Surviving Corporation. The Concept Shareholders shall make arrangements satisfactory to Mattson at or prior to the Closing for the satisfaction of such amounts.

          13.7 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

          13.8 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

          13.9 SURVIVAL OF AGREEMENTS. Subject to Section 12.1(a), all covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation of the parties hereto.

          13.10 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

          13.11 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

          13.12 NOTICES. Any notice provided for or permitted under this Agreement will be treated as having been received (a) when delivered personally,
(b) when sent by confirmed telex or telecopy, (c) one (1) day following when sent by commercial overnight courier with written verification of receipt, or
(d) three (3) days following when mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 13.12.

           Concept:           Concept Systems Design, Inc.
                              2800 Bayview Drive
                              Fremont, CA 94538
                              Attention:  David Eck

           With copy to:      Thelen Reid & Priest
                              333 W. San Carlos
                              San Jose, CA 95113
                              Attention:  Jay Margulies, Esq.

           Mattson or Sub:    Mattson Technology, Inc.
                              3550 West Warren Avenue
                              Fremont, California 94538
                              Attention:  Brad Mattson

           With copy to:      Gray Cary Ware & Freidenrich LLP
                              400 Hamilton Avenue
                              Palo Alto, CA 94301
                              Facsimile:  (650) 327-3699
                              Attention:  Peter M. Astiz, Esq.

           Shareholder        David Eck and Dan White
           Representatives:   c/o Concept Systems Design, Inc.
                              2800 Bayview Drive
                              Fremont, CA 94538
                              Attention:  David Eck

           With copy to:      Thelen Reid & Priest
                              333 W. San Carlos
                              San Jose, CA 95113
                              Attention:  Jay Margulies, Esq.


          13.13 TIME.  Time is of the essence of this Agreement.

          13.14 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

          13.15 NO JOINT VENTURE. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 13.15.

          13.16 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

          13.17 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          13.18 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

          13.19 ARBITRATION. Each party agrees that any dispute arising out of or relating to this Agreement shall be settled by (i) agreement of the Concept Shareholders and Mattson or (ii) arbitration in Fremont, California and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute.

               (a) COMPENSATION OF ARBITRATOR. Any such arbitration shall be conducted before a single arbitrator who shall be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

               (b) SELECTION OF ARBITRATOR. The AAA Rules for the selection of the arbitrator shall be followed by Mattson and the Concept Shareholders.

               (c) PAYMENT OF COSTS. Mattson and the Concept Shareholders shall each pay fifty percent (50%) of the initial compensation to be paid to the arbitrator in any such arbitration and fifty percent (50%) of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the prevailing party in any arbitration shall be entitled to an award of attorneys' fees and costs, and all costs of arbitration, other than those provided for above, will be paid by the losing party.

               (d) DISCOVERY. The parties shall be entitled to conduct discovery proceedings in accordance with the provisions of the Federal Rules of Civil Procedure, only to the extent the arbitrator considers necessary to a full and fair exploration of the issues in dispute.

               (e) BURDEN OF PROOF. For any claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceeding.

               (f) JUDGMENT. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator shall render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached by him and shall deliver such documents to each party to this Agreement along with a signed copy of the award.

               (g) TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.


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                                       40

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MATTSON TECHNOLOGY, INC.                  CONCEPT SYSTEMS DESIGN, INC.



By:  /s/ Brad Mattson                     By:  /s/ Dyana Chargin
     ----------------                          -----------------

Title: Chief Executive Officer            Title: Chief Financial Officer
       -----------------------                   -----------------------

CONCEPT ACQUISITION CORPORATION           SHAREHOLDER REPRESENTATIVES:



By: /s/ Richard Mora                      /s/ David Eck
    ----------------                      -------------
                                          David Eck
Title: Chief Financial Offier
       ----------------------
                                          /s/ Daniel P. White
                                          -------------------
                                          Dan White